D.F. King Script


Strategic Investment Grade Bond Fund



Proxy mailing sent to all shareholders: August 25, 1995
Mailing contained: ballot, proxy statement, president's letter & Bond Fund prospectus
Record date: July 14, 1995
Meeting date: September 20, 1995


Opening comments:

"Hello, my name is ____________, and I am calling on behalf of Oppenheimer Management Corporation. Is this Mr./Mrs./Ms. __________?" [if no, go to next paragraph][If yes] As an Oppenheimer Strategic Investment Grade Bond Fund shareholder, you should have received a proxy to vote on the proposed reorganization of Oppenheimer Strategic Investment Grade Bond Fund into Oppenheimer Bond Fund. I am simply calling to urge you to vote because your vote is so important and to answer any questions you may have as to how to cast your vote."

[If person not home] "Please leave a message that _______ called on behalf of Oppenheimer Management Corporation regarding the proxy for Oppenheimer Strategic Investment Grade Bond Fund. Mr./Mrs./Ms/________ can contact me at 1-800-XXX-XXXX if he/she has not received the proxy or if there are any questions regarding how to cast his/her vote."

[If answering machine]: "Hello, my name is ____________, and I am calling for (name) on behalf of Oppenheimer Management Corporation. As an Oppenheimer Strategic Investment Grade Bond Fund shareholder, (name) should have received a proxy to vote on the proposed reorganization of Oppenheimer Strategic Investment Grade Bond Fund into Oppenheimer Bond Fund. If there are any questions regarding how to cast his/her vote or if he/she needs another copy of the proxy material, please feel free to contact me at 1-800-XXX-XXXX from 9am to 8pm EST."

Proxy issues:

Proposed Reorganization into Oppenheimer Bond Fund - After careful consideration, the Board of Trustees of Oppenheimer Strategic
Investment Grade Bond Fund agreed that it is in the best interest of its shareholders to reorganize Strategic Investment Grade Bond Fund into Oppenheimer Bond Fund.




Why does the Board and the Investment Adviser recommend this change? - Both Strategic Investment Grade Bond Fund and Bond Fund are similar in many respects. In fact, both funds share a similar investment objective -- both seek a high level of current income by investing in debt securities.

     However, Bond Fund is a significantly larger fund with substantially more assets. As a result of the merger, it is expected that shareholders of Strategic Investment Grade Bond Fund would benefit from a lower expense ratio with lower operating, transfer agency and other expenses. In addition, shareholders should also benefit from the larger asset size of Bond Fund because portfolio managers can generally invest larger amounts of money more efficiently, thereby lowering the cost to your Fund.

How does this change benefit shareholders? - Shareholders should benefit from the investment flexibility of Bond Fund as well as the potential for cost savings from being a shareholder in a larger fund after the reorganization.

When will this change occur? - If approved at the shareholder meeting on September 20, 1995, the reorganization will occur shortly thereafter.

Is this a taxable event? - No. The reorganization will be tax-free to the Fund and its shareholders.

Can I still invest in Strategic Investment Grade Bond Fund? - Yes, at the present time, you can still make additional purchases.

If asked specific questions about performance or account issues? - I don't have performance information on hand. I am simply calling on behalf of your Fund to ensure that you received your proxy statement and to encourage you to vote because your vote is so important. If you have any specific questions concerning your account, I would be happy to transfer you to a Customer Service Representative who can help you.

If investor wants to know how shares are transferred. Your Strategic Investment Grade Bond Fund shares will be exchanged for the equal dollar value of shares of Oppenheimer Bond Fund. Of course, no sales charge is imposed.